Exhibit 3.23

CERTIFICATE OF FORMATION
OF
STRATOSPHERE LAND LLC,
a Delaware limited liability company

(under Section 18-201 of the Delaware Limited Liability Company Act)

I, the undersigned, to form a limited liability company under the Delaware Limited Liability Company Act (the “LLC Act”), hereby certify:

First:  The name of the limited liability company is Stratosphere Land LLC (the “Company”).

Second:  The address of the registered office of the Company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The registered agent of the Company in Delaware for service of process is Corporation Service Company, whose address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Sections 18-201 and 18-204 of the LLC Act, has signed this Certificate on the 12th day of February, 2008.

/s/ Denise Barton
Denise Barton, Authorized Person